Exhibit 24


POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Fumihiro Kozato, Mark Voll, Maureen Monahan and Lu
Feng, signing singly, the undersigned's attorneys-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange
Commission, including but not limited to all Forms 3, Forms 4, Forms 5, Schedules 13D, and Schedules 13G, with respect to any shares of stock or other securities held directly or indirectly by the undersigned. The authority of said attorneys-in-fact under this Power of Attorney shall continue until the undersigned is no longer required to file any such forms, schedules, statements and other documents with the Securities and Exchange Commission, unless earlier revoked in writing. The undersigned hereby ratifies and confirms all that said attorneys-in-fact may do or cause to be done by virtue hereof. The undersigned hereby acknowledges that said attorneys-in-fact are not assuming any of the undersigned's responsibilities to comply with Section 13 or Section 16 of the Securities Exchange Act of 1934.

As of the date hereof, all previous Powers of Attorney related to the subject matter contained herein are hereby revoked. This Power of Attorney shall supersede and replace all such previous Powers of Attorney in their entirety.



DATED: December 28, 2007 	/s/ Dongwook Nam